UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 16, 2015

Carter Validus Mission Critical REIT, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	000-54675	27-1550167
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

4890 West Kennedy Blvd.

Suite 650

Tampa, Florida 33609

(Address of principal executive offices)

(813) 287-0101

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c

Item 7.01	Regulation FD Disclosure

On November 23, 2015, Carter Validus Mission Critical REIT, Inc. (the “Company”) sent a letter to its stockholders and to broker-dealers and financial advisors announcing an estimated net asset value (“NAV”) per share of the Company’s common stock of $10.05, discussed in greater detail in Item 8.01 of this Current Report below, and other recent developments. A copy of the letter is attached as Exhibit 99.1 hereto and is incorporated herein by reference solely for purposes of this Item 7.01 disclosure.

On November 23, 2015, the Company issued a press release that it concluded its process with Goldman, Sachs & Co. to explore strategic alternatives. A copy of the press release is attached as Exhibit 99.2 and is incorporated herein by reference solely for purposes of this Item 7.01 disclosure.

On November 23, 2015, the Company issued a press release announcing the estimated NAV per share. A copy of the press release is attached as Exhibit 99.3 hereto and is incorporated herein by reference solely for purposes of this Item 7.01 disclosure.

The information in Item 7.01 and Item 9.01 of this Current Report, including the exhibits hereto, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities and Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section; and shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, as amended, unless it is specifically incorporated by reference therein.

Item 8.01	Other Events

Estimated Per Share NAV

On November 16, 2015, the board of directors (the “Board”) of the Company, at the recommendation of the Audit Committee of the Board (the “Committee”), comprised solely of independent directors, unanimously approved and established an estimated per share NAV of the Company’s common stock of $10.05. The estimated per share NAV is based on the estimated value of the Company’s assets less the estimated value of the Company’s liabilities, divided by the approximate number of shares outstanding on a fully diluted basis, calculated as of September 30, 2015 (the “Valuation Date”). The Company is providing this estimated per share NAV to assist broker-dealers in connection with their obligations under National Association of Securities Dealers Conduct Rule 2340, as required by the Financial Industry Regulatory Authority (“FINRA”), with respect to customer account statements. This valuation was performed in accordance with the provisions of Practice Guideline 2013-01, Valuations of Publicly Registered Non-Listed REITs, issued by the Investment Program Association (“IPA”) in April 2013 (the “IPA Valuation Guidelines”), in addition to guidance from the Securities and Exchange Commission (“SEC”). The Company believes that there were no material changes between the Valuation Date and the date of this filing that would impact the estimated per share NAV.

The Committee, pursuant to authority delegated by the Board, was responsible for the oversight of the valuation process, including the review and approval of the valuation process and methodology used to determine the Company’s estimated per share NAV, the consistency of the valuation and appraisal methodologies with real estate industry standards and practices and the reasonableness of the assumptions used in the valuations and appraisals.

The estimated per share NAV was determined after consultation with Carter/Validus Advisors, LLC, the Company’s external advisor (the “Advisor”) and Robert A. Stanger & Co, Inc. (“Stanger”), an independent third-party valuation firm. The engagement of Stanger was approved by the Committee. Stanger prepared an appraisal report (the “Appraisal Report”), summarizing key information and assumptions and providing a value on 59 of the 79 properties (the “Appraised Properties”) in the Company’s portfolio as of September 30, 2015. Stanger also prepared a net asset value report (the “NAV Report”, and with the Appraisal Report, the “Reports”), which estimates a range of the per share NAV of the Company’s common stock as of September 30, 2015. The NAV Report relied upon the Appraisal Report for the Appraised Properties, the acquisition price of the portfolio consisting of 20 healthcare properties (the “21st Century Portfolio”), which was acquired within approximately six months of the Valuation Date, Stanger’s estimated value of the Company’s mortgage loans and other debt, Stanger’s value estimate with respect to the Company’s consolidated joint venture and unconsolidated joint venture, Stanger’s estimate of the Advisor’s subordinated participation in net sales proceeds due upon liquidation of the Company’s portfolio, and the Advisor’s estimate of the value of the Company’s other assets and liabilities, to calculate an estimated per share NAV of the Company’s common stock.

Stanger advised the Committee and the Board that the absolute low and high value estimate contained in the Appraisal for each Property using direct capitalization analysis and discounted cash flow analysis, plus the acquisition price of the 21st Century Portfolio, Stanger’s estimated value of the Company’s mortgage loans and other debt, Stanger’s value estimate with respect to the Company’s consolidated joint venture and unconsolidated joint venture, Stanger’s estimate of the Advisor’s subordinated participation in net sales proceeds due upon liquidation of the Company’s portfolio, and the Advisor’s estimate of the value of the Company’s other assets and liabilities resulted in a net asset value range per share of $9.73 to $10.36.

Upon the Committee’s receipt and review of the Reports, the Committee recommended $10.05 as the per share NAV to the Board. Upon the Board’s receipt and review of the Reports and the recommendation of the Committee, the Board approved $10.05 as the estimated per share NAV of the Company’s common stock as of September 30, 2015.

The table below sets forth the calculation of the Company’s estimated per share NAV as of September 30, 2015. Certain amounts are reflected net of non-controlling interests, as applicable.

Estimated Per Share NAV

(Dollars in Thousands, Except Share and Per Share Data)

	Gross	Per Share

Assets
Total Real Estate, Net	$2,541,986	$14.14
Cash and Cash Equivalents	41,380	0.23
Notes Receivables	11,514	0.06
Preferred Equity Investment	125,000	0.70
Other Assets	22,734	0.13

Total Assets	2,742,615	15.25

Liabilities & Stockholders’ Equity
Liabilities:
Notes Payable	(551,034)	(3.06)
Credit Facility	(283,000)	(1.57)
Accounts Payable Due to Affiliates	(2,192)	(0.01)
Accounts Payable and Other Liabilities	(29,267)	(0.16)
Derivative Liability	(6,494)	(0.04)

Total Liabilities	(871,987)	(4.85)

		0.00

Stockholders’ Equity	1,870,628	10.40
Less: Noncontrolling Interest Adjustment	(62,971)	(0.35)

Stockholders’ Equity, Net of Noncontrolling Interest	1,807,657	10.05
Less: Advisor Promote	—	—

Stockholders’ Equity, Net of Promote	$1,807,657	$10.05

Fully Diluted Shares Outstanding	179,833,637	179,833,637

Methodology and Key Assumptions

In determining an estimated per share NAV, the Board considered the recommendation of the Committee, Reports provided by Stanger and information provided by the Advisor. The Company’s goal in calculating an estimated per share NAV is to arrive at a value that is reasonable and supportable using what the Committee and the Board each deems to be appropriate valuation methodologies and assumptions.

FINRA’s current rules provide no guidance on the methodology an issuer must use to determine its estimated per share NAV. As with any valuation methodology, the methodologies used are based upon a number of estimates and assumptions that may not be accurate or complete. Different parties with different assumptions and estimates could derive a different estimated per share NAV, and these differences could be significant. The estimated per share NAV is not audited and does not represent the fair value of the Company’s assets less its liabilities according to U.S. generally accepted accounting principles (“GAAP”), nor does it represent a liquidation value of the Company’s assets and liabilities or the amount the Company’s shares of common stock would trade at on a national securities exchange. The estimated asset values may not, however, represent current market value or book value. The estimated value of the Appraised Properties does not necessarily represent the value the Company would receive or accept if the assets were marketed for sale. The estimated per share NAV does not reflect a discount for the fact that the Company is externally managed, nor does it reflect a real estate portfolio premium/discount compared to the sum of the individual property values. The estimated per share NAV also does not take into account estimated disposition costs and fees for real estate properties that are not held for sale.

Independent Valuation Firm

Stanger was selected by the Committee to appraise and provide a value on the Appraised Properties. Stanger is engaged in the business of appraising commercial real estate properties and is not affiliated with the Company or the Advisor. The compensation the Company paid to Stanger related to the valuation is based on the scope of work and not on the appraised values of the Company’s real estate properties. The appraisals were performed in accordance with the Code of Ethics and the Uniform Standards of Professional Appraisal Practice (“USPAP”), the real estate appraisal industry standards created by The Appraisal Foundation. The Appraisal Report was reviewed, approved, and signed by an individual with the professional designation of MAI licensed in the state where each real property is located. The use of the reports is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives. In preparing its Reports, Stanger did not, and was not requested to, solicit third-party indications of interest for the Company’s common stock in connection with possible purchases thereof or the acquisition of all or any part of the Company.

Stanger collected reasonably available material information that it deemed relevant in appraising the Company’s real estate properties. Stanger relied in part on property-level information provided by the Advisor, including (i) property historical and projected operating revenues and expenses; (ii) property lease agreements and/or lease abstracts; and (iii) information regarding recent or planned capital expenditures.

In conducting their investigation and analyses, Stanger took into account customary and accepted financial and commercial procedures and considerations as they deemed relevant. Although Stanger reviewed information supplied or otherwise made available by the Company or the Advisor for reasonableness, they assumed and relied upon the accuracy and completeness of all such information and of all information supplied or otherwise made available to them by any other party and did not independently verify any such information. Stanger has assumed that any operating or financial forecasts and other information and data provided to or otherwise reviewed by or discussed with Stanger were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of the Company’s management, the Board, and/or the Advisor. Stanger relied on the Company to advise them promptly if any information previously provided became inaccurate or was required to be updated during the period of their review.

In performing its analyses, Stanger made numerous other assumptions as of various points in time with respect to industry performance, general business, economic, and regulatory conditions, and other matters, many of which are beyond their control and the Company’s control. Stanger also made assumptions with respect to certain factual matters. For example, unless specifically informed to the contrary, Stanger assumed that the Company has clear and marketable title to each real estate property appraised, that no title defects exist, that any improvements were made in accordance with law, that no hazardous materials are present or were present previously, that no significant deed restrictions exist, and that no changes to zoning ordinances or regulations governing use, density, or shape are pending or being considered. Furthermore, Stanger’s analyses, opinions, and conclusions were necessarily based upon market, economic, financial, and other circumstances and conditions existing as of or prior to the date of the Appraisal Report, and any material change in such circumstances and conditions may affect Stanger’s analyses and conclusions. Stanger’s Appraisal Report contains other assumptions, qualifications, and limitations that qualify the analyses, opinions, and conclusions set forth therein. Furthermore, the prices at which the Company’s real estate properties may actually be sold could differ from Stanger’s analyses.

Stanger is actively engaged in the business of appraising commercial real estate properties similar to those owned by the Company in connection with public security offerings, private placements, business combinations, and similar transactions. The Company does not believe that there are any material conflicts of interest between Stanger, on the one hand, and the Company, the Advisor, and their affiliates, on the other hand. The Company engaged Stanger, with approval from the Committee, to deliver their Reports to assist in the net asset value calculation and Stanger received compensation for those efforts. In addition, the Company has agreed to indemnify Stanger against certain liabilities arising out of this engagement. In the two years prior to the date of this filing, Stanger has not been engaged by the Company or the Advisor with respect to the properties that are the subject of the Appraisal Report as an appraiser or in another capacity. Stanger may from time to time in the future perform other services for the Company, so long as such other services do not adversely affect the independence of Stanger as certified in the applicable Appraisal Report.

Although Stanger considered any comments received from the Company or the Advisor relating to their Reports, the final appraised values of the Company’s real estate properties were determined by Stanger. The Reports are addressed solely to the Committee to assist it in calculating and recommending to the Board an estimated per share NAV of the Company’s common stock. The Reports are not addressed to the public, may not be relied upon by any other person to establish an estimated per share NAV of the Company’s common stock, and do not constitute a recommendation to any person to purchase or sell any shares of the Company’s common stock.

The foregoing is a summary of the standard assumptions, qualifications, and limitations that generally apply to the Reports. The Reports, including the analysis, opinions, and conclusions set forth in such reports, are qualified by the assumptions, qualifications, and limitations set forth in the respective reports.

Real Estate Valuation

As described above, the Company engaged Stanger to provide an appraisal of the Appraised Properties consisting of 59 of the 79 properties in the Company’s portfolio as of September 30, 2015. In preparing the Appraisal Report, Stanger, among other things:

•	performed a site visit of each Appraised Property;

•	interviewed the Company’s officers or the Advisor’s personnel to obtain information relating to the physical condition of each Appraised Property, including known environmental conditions, status of ongoing or planned property additions and reconfigurations, and other factors for such leased properties;

•	reviewed lease agreements for each Appraised Property and discussed with the Company or Advisor certain lease provisions and factors on each property; and

•	reviewed the acquisition criteria and parameters used by real estate investors for properties similar to the subject properties, including a search of real estate data sources and publications concerning real estate buyer’s criteria, discussions with sources deemed appropriate, and a review of transaction data for similar properties.

Stanger employed the income approach to estimate the value of the Appraised Properties, which involves an economic analysis of the property based on its potential to provide future net annual income. As part of the valuation, a direct capitalization analysis and a discounted cash flow analysis was used to determine the value of the Company’s interest in the portfolio, by valuing the subject interest in each Appraised Property in the portfolio based upon the leases that encumber such property. The indicated value by the income approach represents the amount an investor would probably pay for the expectation of receiving the net cash flow from the property during the subject lease term and the proceeds from the ultimate sale of the property.

Stanger prepared the Appraisal Report, summarizing key inputs and assumptions, providing a value for each of the Appraised Properties it appraised using financial information provided by the Company and the Advisor. From such review, Stanger selected the appropriate cash flow discount rates, residual discount rates, and terminal capitalization rates in its discounted cash flow analysis and the appropriate direct capitalization rate in its direct capitalization analysis. As for those properties consolidated on the Company’s financials, and for which the Company does not own 100% of the ownership interest, the property value was adjusted to reflect the Company’s ownership interest in such property after consideration of the distribution priorities associated with such property. In the NAV Report, the 21st Century portfolio was included at its acquisition price.

As of September 30, 2015, the Company owned 79 real estate properties. The total acquisition cost of these properties at the Company’s respective ownership interest was approximately $2.0 billion, excluding acquisition fees and expenses. In addition, through the Valuation Date, the Company had invested $70 million in capital improvements on these real estate assets since inception. As of the Valuation Date, the total value of the Appraised Properties at the Company’s respective ownership interest, as provided by Stanger, including the acquisition price of the 21st Century Portfolio was approximately $2.4 billion. This represents an approximately 15% increase in the total value of the real estate assets over the aggregate basis. The following summarizes the key assumptions that were used in the discounted cash flow and direct capitalization models to arrive at the appraised value of the Appraised Properties:

			Weighted
	Range		Average
Terminal Capitalization Rate	6.75%	9.50%	7.70%
Cash Flow Discount Rate	3.75%	10.00%	7.84%
Residual Discount Rate	7.25%	10.25%	8.56%
Direct Capitalization Rate (1)	6.00%	8.50%	7.31%
Income and Expense Growth	3.00%		3.00%

(1)	The range excluded properties not stabilized

While the Company believes that Stanger’s assumptions and inputs are reasonable, a change in these assumptions and inputs would significantly impact the calculation of the appraised value of the Appraised Properties and thus, the estimated per share NAV. The table below illustrates the impact on the estimated per share NAV if the terminal capitalization rates, discount rates and direct capitalization rates were adjusted by 25 basis points or 5.0%, and assuming all other factors remain unchanged:

	Estimated Per Share NAV due to:
	Increase	Decrease	Increase	Decrease
	25 Basis Points	25 Basis Points	5.0%	5.0%
Terminal Capitalization Rate	$9.96	$10.14	$9.91	$10.19
Cash Flow Discount Rate	$10.00	$10.11	$9.96	$10.14
Residual Discount Rate	$9.97	$10.13	$9.92	$10.18
Direct Capitalization Rate	$9.83	$10.26	$9.74	$10.35

Loans

Values for the mortgage loans and notes receivables were estimated by Stanger using a discounted cash flow analysis, which used inputs based on the remaining loan terms and estimated current market interest rates for mortgage loans with similar characteristics, including remaining loan term, loan-to-value ratios, debt-service-coverage ratios, prepayment terms, and collateral property attributes. The current market interest rate was generally determined based on market rates for available comparable debt. The estimated then-current market interest rates ranged from 2.5% to 12.2% and 8.1% to 12.2% for the mortgage loans and notes receivables, respectively.

As of September 30, 2015, Stanger’s estimated fair value of the Company’s consolidated loans, unconsolidated loans and notes receivables was $834.0 million, $25.7 million and $11.5 million, respectively. The weighted-average discount rate applied to the future estimated debt payments, excluding the line of credit and term loan, was approximately 3.9% and including the line of credit and term loan, was approximately 3.4%. The weighted-average discount rate applied to the future estimated debt payments for the notes receivable was approximately 9.4%.

While the Company believes that Stanger’s assumptions and inputs are reasonable, a change in these assumptions and inputs would significantly impact the calculation of the estimated value of the Company’s loans and thus, the estimated per share NAV. The table below illustrates the impact on the estimated per share NAV range if the market interest rate were adjusted by 25 basis points or 5.0%, and assuming all other factors remain unchanged:

Estimated Per Share NAV due to:
Decrease	Increase	Decrease	Increase
25 Basis Points	25 Basis Points	5.0%	5.0%

$10.04	$10.07	$10.04	$10.07

Consolidated Joint Venture

The Company holds an interest in one consolidated joint venture, 180 Peachtree Holdings, LLC (the “Consolidated Joint Venture”). The fair market value of the Company’s interest in the Consolidated Joint Venture was estimated by:

•	Utilizing the value of the property held by the Consolidated Joint Venture (the “Peachtree Property”) based upon the Appraisal;

•	Adding the other tangible assets held by the Consolidated Joint Venture;

•	Deducting the tangible liabilities of the Consolidated Joint Venture, including any mortgage debt encumbering the Peachtree Property after considering mark-to-market adjustments on such mortgage debt based on the debt information provided by the Advisor;

•	Taking the resulting Consolidated Joint Venture equity from the above steps and processing such equity through the joint venture agreement as it pertains to capital distribution allocations, to determine the amount of equity attributable to the Company and the joint venture partners; and

•	Subtracting the joint venture partner equity value range from the consolidated net asset value range of the Company.

Unconsolidated Joint Venture

The Company holds a general partner interest in one unconsolidated joint venture, 180 Peachtree Holdings, LP (the “Unconsolidated Joint Venture”). The fair market value of the Company’s interest in the Unconsolidated Joint Venture was estimated by:

•	Utilizing the Unconsolidated Joint Venture’s interest in the equity value of the Consolidated Joint Venture;

•	Adding the other tangible assets held by the Unconsolidated Joint Venture;

•	Deducting the tangible liabilities of the Unconsolidated Joint Venture, including any mortgage debt encumbering the Peachtree Property after considering mark-to-market adjustments on such mortgage debt based on the debt information provided by the Advisor;

•	Taking the resulting Unconsolidated Joint Venture equity from the above steps and processing such equity through the joint venture agreement as it pertains to capital distribution allocations, to determine the amount of equity attributable to the Company and the joint venture partners; and

•	Adding the Company’s interest in the equity value of the Unconsolidated Joint Venture to the net asset value of the Company.

Other Assets and Liabilities

To derive the estimated per share NAV of the Company, Stanger added the other tangible assets and liabilities of the Company from a draft of the Company’s September 30, 2015 balance sheet, to its estimated value of the real estate assets, preferred equity investment, mortgage loans, and notes receivables.

The carrying value of a majority of the Company’s other assets and liabilities are considered to equal their fair value due to their short maturities or liquid nature. Certain balances, such as straight-line rent receivables, lease intangible assets and liabilities, deferred financing costs, unamortized lease commissions, and unamortized lease incentives, have been eliminated for the purpose of the valuation due to the fact that the value of those balances were already considered in the valuation of the respective investments.

Different parties using different assumptions and estimates could derive a different estimated per share NAV range, and these differences could be significant. The value of the Company’s shares will fluctuate over time in response to developments related to individual assets in the Company’s portfolio and the management of those assets and in response to the real estate and finance markets.

Advisor Subordinated Participation

The estimated per share NAV was calculated net of the Advisor’s subordinated participation in net sale proceeds in the event of a liquidation of the portfolio, which the Company advised Stanger was equal to 15.0% of net sale proceeds after stockholders are paid return of capital plus an 8.0% cumulative, non-compounded return.

The Board’s Determination of the Estimated Per Share NAV

Based upon a review of the Reports provided by Stanger, and the recommendation of the Committee, the Board estimated the per share NAV to be $10.05.

Limitations of Estimated Per Share NAV

The various factors considered by the Board in determining the estimated per share NAV were based on a number of assumptions and estimates that may not be accurate or complete. As disclosed above, the Company is providing this estimated per share to assist broker-dealers that participated in the Company’s public offerings in meeting their customer account statement reporting obligations. As with any valuation methodology, the methodologies used are based upon a number of estimates and assumptions that may not be accurate or complete.

Different parties with different assumptions and estimates could derive a different estimated per share NAV. The estimated per share NAV is not audited and does not represent the fair value of the Company’s assets or liabilities according to GAAP.

Accordingly, with respect to the estimated per share NAV, the Company can give no assurance that:

•	a stockholder would be able to resell his or her shares at this estimated NAV;

•	a stockholder would ultimately realize distributions per share equal to the Company’s estimated per share NAV upon liquidation of the Company’s assets and settlement of its liabilities or a sale of the Company;

•	the Company’s shares of common stock would trade at the estimated per share NAV on a national securities exchange;

•	a different independent third-party appraiser or other third-party valuation firm would agree with the Company’s estimated per share NAV; or

•	the methodology used to estimate the Company’s estimated per share NAV would be acceptable to FINRA or for compliance with ERISA reporting requirements.

Similarly, the amount a stockholder may receive upon repurchase of his or her shares, if he or she participates in the Company’s share redemption program, may be greater than or less than the amount a stockholder paid for the shares, regardless of any increase in the underlying value of any assets owned by the Company.

In addition, the estimated per share NAV is based on the estimated value of the Company’s assets less the estimated value of the Company’s liabilities divided by the number of shares outstanding on an adjusted fully diluted basis, calculated as of September 30, 2015. The estimated per share NAV was based upon 179,833,637 shares of equity interest outstanding as of September 30, 2015, which was comprised of (i) 179,810,937 outstanding shares of the Company’s common stock, plus (ii) 200 outstanding units of limited partnership interest in Carter/Validus Operating Partnership, LP, the Company’s operating partnership, which units are exchangeable on a one-for-one basis into shares of common stock, plus (iii) 22,500 shares of unvested restricted common stock issued to the Company’s independent directors, which shares vest ratably over time.

Further, the value of the Company’s shares will fluctuate over time in response to developments related to individual assets in the Company’s portfolio and the management of those assets and in response to the real estate and finance markets. The estimated per share NAV does not reflect a discount for the fact that the Company is externally managed, nor does it reflect a real estate portfolio premium/discount versus the sum of the individual property values. The estimated per share NAV also does not take into account estimated disposition costs and fees for real estate properties that are not held for sale. The Company currently expects to utilize an independent valuation firm to update the estimated per share NAV in the second half of 2016, in accordance with IPA Valuation Guidelines, but is not required to update the estimated per share NAV more frequently than annually.

New Purchase Price under the Distribution Reinvestment Plan

Pursuant to the terms of the Company’s distribution reinvestment plan (the “DRIP”), on or after the date the Board determines a reasonable estimated value of the Company’s shares of common stock, distributions will be reinvested in shares of the Company’s common stock at a price equal to the greater of 95% of the fair market value per share as determined by the Board and $9.50 per share. As described above, the Board determined that the estimated value of the Company’s shares of common stock, as of the Valuation Date, is $10.05 per share. Therefore, the per share price used for the purchase of shares pursuant to the DRIP will be $9.5475 effective November 16, 2016, until such time as the Board provides a new estimated share value.

As provided under the DRIP, a participant may terminate participation in the DRIP at any time without penalty by delivering a written notice to the Company. To be effective for any distribution, such notice must be received by the Company at least ten business days prior to the last day of the month to which the distribution relates. Any written notice of termination should be mailed to Carter Validus Mission Critical REIT, Inc., 4890 West Kennedy Blvd., Suite 650, Tampa, FL 33607.

Share Repurchase Program

In accordance with the Company’s Share Repurchase Program (the “SRP”), after such time as the Board has determined a reasonable estimate of the value of the Company’s shares of common stock, the per share redemption price (other than for shares repurchased pursuant to the DRIP) will depend on the length of time the redeeming stockholder has held such shares as follows: after one year from the purchase date, 92.5% of the most recent estimated value of each share; after two years from the purchase date, 95% of the most recent estimated value of each share; after three years from the purchase date, 97.5% of the most recent estimated value of each share; and after four years from the purchase date, 100% of the most recent estimated value of each share (in each case, as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to the Company’s common stock). As a result of the Board’s determination of an estimated value of the Company’s shares of common stock, the estimated per share value of $10.05, as of the Valuation Date, shall serve as the most recent estimated value for purposes of the SRP, effective November 16, 2015, until such time as the Board provides a new estimated share value.

For a stockholder’s shares to be eligible for repurchase, the Company must receive a written repurchase request at least five business days prior to the end of the month in which the stockholder requests a repurchase of his or her shares. As provided under the SRP, the Company limits the number of shares repurchased during any calendar year to 5.0% of the number of shares of its common stock outstanding on December 31st of the previous calendar year. In addition, the Company is authorized to repurchase shares of common stock using proceeds received from the DRIP and other operating funds, if any, as the Board, in its sole discretion, may reserve for this purpose.

Forward-Looking Statements

Certain statements contained in this Current Report on Form 8-K, other than historical facts, may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These statements include, but are not limited to, statements related to the Company’s expectations regarding the performance of its business and the estimated per share NAV of the Company’s common stock. Stanger relied on forward-looking information, some of which was provided by or on behalf of the Company, in preparing its valuation materials. Therefore, neither such statements nor Stanger’s valuation materials are intended to, nor shall they, serve as a guarantee of the Company’s performance in future periods. You can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “seeks,” “approximately,” “projects,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words. Such forward-looking statements are subject to various risks and uncertainties, including those described under the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, as updated by the Company’s subsequent Quarterly Reports on From 10-Q for the periods ended March 31, 2015, June 30, 2015 and September 30, 2015 filed with the U.S. Securities and Exchange Commission. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this Current Report on Form 8-K and in the Company’s other filings with the SEC. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise. Actual events may cause the value and returns on the Company’s investments to be less than that used for purposes of the Company’s estimated per share NAV.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

99.1	Letter to Company’s stockholders and to broker-dealers and financial advisors dated November 23, 2015.

99.2	Press Release dated November 23, 2015.

99.3	Press Release dated November 23, 2015.

99.4	Consent of Robert A. Stanger & Co., Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Carter Validus Mission Critical REIT, Inc.

Dated: November 23, 2015	By:	/s/ Todd M. Sakow
	Name:	Todd M. Sakow
	Title:	Chief Financial Officer